                                                                                                  Exhibit 10(o)(16)
AMENDMENT NO. 15
TO
ALLTEL CORPORATION 401(k) PLAN
(January 1, 2001 Restatement)

WHEREAS, Alltel Corporation (the "Company") maintains the Alltel Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and as subsequently amended (the "Plan");

WHEREAS, pursuant to resolutions dated on September 15, 2006, the Board authorized certain amendments to the Plan to generally comply with the Pension Protection Act of 2006 (the "PPA")

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1.     Effective on or after November 30, 2006, Section 11.08 of the Plan is amended to provide as follows:

Section 11.08  Sub-Accounts

A Participant’s Separate Account shall be divided into such Sub-Accounts, including but not limited to the Profit Sharing Sub-Account described in Article XXXIII, as are necessary or appropriate to reflect a Participant’s interest in the Trust Fund.

2.     Effective on or after November 30, 2006, Section 16.01 of the Plan is amended to provide as follows:

Section 16.01  Vesting

A Participant shall at all times have a fully vested and nonforfeitable interest in his Separate Account except for the Profit Sharing Sub-Account as provided for Article XXXIII.

3.     Effective on or after November 30, 2006, Section 18.01 is amended to provide as follows:

18.01   Application for Loan

A Participant who is a party in interest (or any other person with a Separate Account under the Plan who is a party in interest) may make written application to the Plan Administrator for a loan from the amount of his Separate Account except for that portion of his Separate Account which is attributable to his Profit

Sharing Sub-Account as described in Article XXXII. Loans shall be made in accordance with a written loan policy prescribed by the Plan Administrator, and which policy is hereby incorporated into and made a part of the Plan. As collateral for any loan granted hereunder, the Participant shall grant to the Plan a security interest in up to 50 percent of his vested interest under the Plan determined as of the date as of which the loan is originated in accordance with Plan provisions and, in the case of a Participant who is an active employee, also shall enter into an agreement to repay the loan by payroll withholding. No loan in excess of 50 percent of the Participant's vested interest under the Plan shall be made from the Plan. Loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other employees.

A loan shall not be granted unless the Participant consents to the charging of his Separate Account in accordance with the provisions of Section 18.05 for unpaid principal and interest amounts in the event the loan is declared to be in default.

4.    Effective on or after November 30, 2006, Section 19.01 is amended to provide a new paragraph as follows:

k.	For purposes of this Article XIX, a Participant may withdraw amounts from his Profit Sharing Sub-Account as provided for in Article XXXIII.

5.    Effective as of November 30, 2006, a new Article XXXIII is added to the end of the Plan to provide as follows:

ARTICLE XXXIII
PROFIT SHARING SUB-ACCOUNT

32.01	Establishment of Profit Sharing Sub-Account

Whereas the plan is being amended to allow for the transfer of Alltel Corporation Common Stock from the Alltel Corporation Profit Sharing Plan (the “Profit Sharing Plan”) on or about November 30, 2006 (the “Profit Sharing Sub-Account”). The Profit Sharing Sub-Account shall consist of each Participant’s share of funds, if any, transferred from the Profit Sharing Plan to the Plan.

32.02	Vesting

A Participant shall vest in his Profit Sharing Sub-Account in accordance with the following schedule:

Years of Participation Service	Vested Percentage

Less than 3	0%
3 or more	100%

In no event shall a Participant’s vested interest in his Profit Sharing Sub-Account be less than his vested interest in the Profit Sharing Plan immediately prior to the transfer described in Section 32.01.

32.03	Forfeiture of Profit Sharing

If a Participant who has a termination of service with an Employer is not 100% vested in his Profit Sharing Sub-Account, the non-vested portion of his Profit-Sharing Sub-Account shall be forfeited as follows:

a.    If the Participant has no vested interest in his Profit Sharing Sub-Account, the non-vested balance of the Participant's Profit Sharing Sub-Account shall be a forfeiture at the end of the Plan Year in which his termination of service occurs; provided that he has not returned to employment prior to such date.

b.    If the value of a Participant's vested interest in his Separate Account as of the date of distribution does not exceed $1,000 resulting in his receipt of a single sum payment pursuant to Section 15.04, the non-vested portion of the Participant's Profit Sharing Sub-Account shall be a forfeiture at the end of the Plan Year in which the single sum payment occurs; provided that he has not returned to employment prior to such date; and provided, further, that such distribution occurs prior to the end of the second Plan Year beginning on or after the Participant's termination of service.

c.    If the value of a Participant's vested interest in his Separate Account as of the date of distribution exceeds $1,000 and the Participant is eligible for and consents in writing to a single sum payment of his vested interest in his Separate Account (including his vested Profit Sharing Sub-Account), the non-vested portion of the Participant's Profit Sharing Sub-Account shall be a forfeiture at the end of the Plan Year in which the single sum payment occurs; provided that he has not returned to employment prior to such date; and provided, further, that such distribution occurs prior to the end of the second Plan Year beginning on or after the Participant's termination of service.

If paragraphs (a), (b), and (c) of this Section 32.03 are not applicable, the non-vested portion of the Participant's Profit Sharing Sub-Account shall be a forfeiture at the end of the Plan Year in which the Participant incurs five consecutive one-year breaks during each of which he does not complete more than 500 Hours of Service.

Forfeitures shall be used to pay the restoration of certain forfeitures described in Section 32.04 and, to the extent available, administrative expenses of the Plan. To the extent forfeitures are not exhausted by payment of the foregoing expenses, then the forfeitures shall be applied against the Employer Contribution obligations of the Employer under the Plan.

32.04  Restoration of Certain Forfeitures on Reemployment

If a Participant who had a termination of service returns to employment prior to incurring five one-year breaks during each of which he does not complete more than 500 Hours of Service, the amount previously forfeited by him (his forfeiture) shall be restored to his Profit Sharing Sub-Account as of the last day of the Plan Year in which he returns to employment with an Employer, provided he has not had a termination of service prior to such date. The funds for such restoration shall come first from forfeitures allocated at the end of such Plan Year, to the extent available and, if necessary, thereafter from additional contributions to the Plan by the Employer.

32.05  Loans from Profit Sharing Sub-Account

A Participant may not make an application for loan for any portion of his Separate Account attributable to his Profit Sharing Sub-Account as described in Article XVIII.

32.06  Withdrawal from Profit Sharing Sub-Account

A Participant may not withdraw amounts from his Separate Account attributable to his Profit Sharing Sub-Account while still employed by a member of the Controlled Group as described in Article XIX.

ALLTEL CORPORATION

By:__/s/ Scott Ford_______________
Title: President and Chief Executive Officer